NBN ENTERPRISES, INC.

270 East Flamingo Road, SUITE 330
Las Vegas, NV 89109

August 1, 2011

INSYNERGY, INC.
Gentlemen:

On behalf of NBN Enterprises, Inc., a Nevada Corporation, ("NBN") this Engagement Letter memorializes the parties oral agreement, which the parties agreed to make effective as of August 1, 2011, and confirms NBN's previous providing of consulting services to Insynergy, Inc, a Nevada Corporation ("INS" or the "Company"), and NBN's engagement to provide additional strategic business services to INS, and to pay for the services of the law firm of Davis & Associates ("D&A") in connection with D&A's legal representation of INS on securities law matters. All of NBN's services will be rendered from Nevada.

This Engagement Letter memorializes the nature, scope and terms of NBN's employment, our understanding and agreement as to the services NBN will render, and the legal services that will be rendered by the law firm of D & A to INS while the bills for such legal services rendered to INS will be paid by NBN.

NBN has already rendered many hours of consulting services to INS at its standard consulting hourly rate of $550 per hour, which has not yet been compensated. NBN has agreed to render further strategic business services as described above over a term beginning from this date and continuing through December 31, 2012. In addition, NBN has retained the law firm of D & A to provide transactional legal advice in connection with Federal Securities Law matters to INS, including with respect to INS's anticipated upcoming S-1 Registration Statement, and filings with FINRA to open a public market for INS Common Shares, as well as Corporate clean up work and various other matters. D&A's service will extend over the term ending December 31, 2012. D&A does not do litigation, although other members of its group practice are available for this purpose under separate fee arrangements.

D&A will represent INS as described above, NBN will pay D&A directly for all legal services rendered to INS by D&A, and the Company will not be charged separately for these legal services. (Any out of pocket costs and travel expenses will be advanced separately by INS to both NBN and D&A).

The parties acknowledge that D & A also represents NBN and its affiliated corporations from time to time in corporate and business matters, and a D&A principle is the principle employee for all such entities, and if there were ever a conflict of interest between the interests of NBN and INS, D & A would withdraw from representation of INS on such matters, and the attorney client privilege might

be jeopardized. INS has had the opportunity to consult with independent legal counsel on the terms of this Agreement prior to executing the Agreement.

In lieu of NBN's normal cash retainer, and payment of NBN's usual fees in cash on an hourly basis at the rate of $550 per hour, for services already rendered and for ongoing services as provided by this Agreement, NBN has agreed to waive it usual cash retainer and payment of compensation for its services in cash. In lieu thereof, INS will pay NBN consideration as follows, as payment in full for all past services rendered, and as payment for ongoing services through the term of this Agreement.

a. INS will issue to NBN, effective August 1, 2011, "restricted" common stock of INS which represents in number of shares, 4,999% of INS's outstanding capital stock after such share issuance, calculated on a fully diluted basis (which means calculated assuming exercise of all options, warrants, convertible securities, and other stock rights, and after issuance of the shares to NBN and other consultants); (these shares shall be issued in the name of NBN, and/or in the name of such NBN designatee as NBN shall designate); and

b. During the term of this Agreement, as additional shares are issued by INS and/or its successors to other parties for any purpose, NBN, or its designatee will be issued additional shares at the same time such that NBN always has received in the aggregate from all issuances under this Agreement, shares representing a 4.999% ownership issuance in the "then" outstanding capital stock of INS and/or its successors, calculated on a fully diluted basis (calculated as described above). All such additional shares so issued shall be issued as partial compensation to NBN for consulting services previously rendered in full, and legal services previously provided by D&A to INS and paid for by NBN, as of the date of such issuance of additional shares.

c. Following the termination of this Agreement and for a period of 12 months thereafter, as additional shares are issued by INS and/or its successors to other parties for any purpose, NBN will be issued additional shares at the same time such that NBN always has received in the aggregate from all issuances under this Agreement, shares representing a 4.999% ownership issuance in the "then" outstanding capital stock of INS and/or its successors, calculated on a fully diluted basis (calculated as described above). During the aforesaid additional 12 month period after the expiration of the term of this Agreement, all such additional shares so issued shall continue to be issued as partial compensation for all services previously rendered by NBN or paid for by NBN during the original term of this Agreement.

The parties agree that all restricted shares issued under this Agreement, including all future issuances of catch-up shares to maintain the 4.999% percentage, shall be valued at par value, and shall have a holding period beginning on August 1, 2011, the date of this Agreement, for purposes of federal securities laws.

The terms of this Letter Agreement may only be changed by written agreement formally executed between us.

NBN is accepting these shares under this Agreement upon NBN's expectation that the INS common shares will become valuable. If the shares languish as penny stock shares while NBN and D&A's commitment of time and talent grows disproportionate to the value of the retainer shares allocated to NBN under this Agreement, then the parties hereby agree to enter into further good faith negotiations on new terms under which NBN and D&A services are to be compensated for the past services and services over the balance of the term, and if no agreement is reached NBN shall have the option at its sole discretion to terminate this agreement early. NBN acknowledges that INS's business is still in the process of development, and that the shares are issued privately and will bear a § 4(2) restriction.

NBN is very pleased to undertake this representation.

Best personal regards,
NBN Enterprises, Inc
Las Vegas, Nevada.

By: ____________________
Donald G. Davis, Officer

If the following is satisfactory, please sign below and fax back an executed copy to (310) 301-3370

Undersigned hereby acknowledges and agrees to the terms for the retention of The NBN Enterprises, Inc. set forth herein,

INSYNERGY PRODUCTS, INC.

By: Marty Goldrod Date: August 1, 2011
Marty Goldrod

Title: Chief Operating Officer